Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-83781-01 on Form S-3 of Camden Summit Partnership, L.P., formerly known as Summit Properties Partnership, L.P., of our report dated March 30, 2005, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoptions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, on January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as amended by Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) on July 1, 2003, appearing in this Annual Report on Form 10-K of Camden Summit Partnership, L.P. for the year ended December 31, 2004.

/S/ Deloitte & Touche LLP
Charlotte, North Carolina
March 30, 2005